SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-27102

                                  EGAMES, INC.
             (Exact name of registrant as specified in its charter)

     2000 CABOT BLVD. SUITE 110 LANGHORNE, PENNSYLVANIA 19047 (215)750-6606 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Rights to Purchase Series A Preferred Stock
            (Title of each class of securities covered by this Form)

                           Common Stock, no par value
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     |X|             Rule 12h-3(b)(1)(i)    |_|
       Rule 12g-4(a)(1)(ii)    |_|             Rule 12h-3(b)(1)(ii)   |_|
       Rule 12g-4(a)(2)(i)     |_|             Rule 12h-3(b)(2)(i)    |_|
       Rule 12g-4(a)(2)(ii)    |_|             Rule 12h-3(b)(2)(ii)   |_|
                                               Rule 15d-6             |_|


                Approximate number of holders of record as of the certification or notice date: None

                Pursuant to the requirements of the Securities Exchange Act of 1934, eGames, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


    Date:  March 8, 2005                      By:/s/ Thomas W. Murphy
                                                 --------------------
                                                 Thomas W. Murphy
                                                 Vice President and Chief
                                                 Financial Officer